Prospectus Supplement No. 2 (to Prospectus dated January 3, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261787

CVENT HOLDING CORP.

Up to 514,048,249 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated January 3, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261787). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2022 (the “Annual Report”). Accordingly, we have attached the Annual Report to this prospectus supplement.

The Prospectus relates to (a) the issuance by us of up to 155,644 shares of our common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of options by former employees and (b) the resale from time to time of up to 513,892,605 shares of Common Stock (including 37,389,301 shares issuable upon exercise of options) by existing holders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on The Nasdaq Global Market under the symbol “CVT.” On April 6, 2022, the closing sale price of our Common Stock was $6.97.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus and beginning on page 32 of the Annual Report on Form 10-K, and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 7, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 07, 2022

CVENT HOLDING CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39709	98-1560055
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1765 Greensboro Station Place 7th Floor
Tysons, Virginia		22102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 703 226-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CVT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 7, 2022, Cvent Holding Corp. (the “Company”) issued a press release announcing that, subject to approval of the Company’s board of directors (the “Board”), Julie Iskow is expected to join the Board and its audit committee with her term beginning immediately following the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) on May 18, 2022. Ms. Iskow is expected to serve as a Class I director to replace Sanjeev Bansal, whose term expires at the 2022 Annual Meeting.

Ms. Iskow has served as the Executive Vice President and Chief Operating Officer of Workiva Inc. since October 2019 and as Workiva’s President and Chief Operating Officer since March 2022. Prior to joining Workiva, Ms. Iskow served as Chief Technology Officer of Medidata Solutions, Inc. from April 2015 to October 2019, and was also its Executive Vice President of Product Development from July 2016 to October 2019. From December 2013 to March 2015, Ms. Iskow served as Chief Information Officer and Senior Vice President at WageWorks, Inc., and prior to that as its Senior Vice President of Product Development and Vice President of Product Development. Ms. Iskow has also served as Vice President of Engineering at Asyst Technologies and GW Associates, Inc. Before joining GW Associates, she was a member of the faculty at the University of Vermont. Ms. Iskow earned a B.S. degree from University of California, Berkeley and an M.S. degree from University of California, Davis. Ms. Iskow was an independent director of Vocera Communications, Inc. (NYSE: VCRA) and a member of its Governance and Nominating Committee from May 2019 until its acquisition in February of 2022.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Cvent Holding Corp. Press Release dated April 7, 2022.

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CVENT HOLDING CORP.

Date:	April 7, 2022	By:	/s/ William J. Newman, III
William J. Newman, III SVP, Chief Financial Officer